UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2006
DiamondCluster International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22125	36-4069408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
John Hancock Center
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611
(Address of principal executive offices)
312-255-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 9.01. Financial Statements and Exhibits
SIGNATURE
Press Release

Item 2.01. Completion of Acquisition or Disposition of Assets.
DiamondCluster International, Inc. (the “Company”) today announced the completion of the previously announced sale of its consulting operations in Continental Europe, South America and the Middle East to Mercer Management Consulting, pursuant to the terms of a Stock Purchase Agreement (the “Agreement”) dated July 19, 2006. Under the terms of the agreement, Mercer Management Consulting has acquired the stock of five of the Company’s subsidiaries in France, Germany, Spain, Brazil, and the United Arab Emirates for $20 million in cash, plus approximately $10 million in cash for excess working capital, making the total value of the transaction at closing approximately $30 million. The Company may also earn up to an additional $7 million in cash if the consulting operations in those markets achieve certain revenue objectives during the first 18 months following the closing date of the transaction.
Reflecting the sale of its former Cluster operations, the Company will be renamed “Diamond Management & Technology Consultants, Inc.” and, effective August 1, 2006, will market itself under the brand “Diamond.” The Company’s web site is now www.diamondconsultants.com. The Company will continue to trade under the symbol “DTPI” on the NASDAQ Global Market.
A copy of the press release announcing the completion of the sale is attached hereto as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits Exhibit 99 – Press release dated July 31, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDCLUSTER INTERNATIONAL, INC.

By:	/s/ Karl E. Bupp
Karl E. Bupp
Chief Financial Officer
July 31, 2006

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